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                                                                  EXHIBIT 4.7(b)

                              SECOND NOTE AMENDMENT

         THIS SECOND NOTE AMENDMENT ("Amendment") is made and entered into as of the 30th day of September, 1996, by and between CRAGAR INDUSTRIES, INC., a Delaware corporation (the "Company"), and ______________________________ (the
"Holder").

                                    RECITALS

         A. The Company executed that certain 1993 Two-Year 6% Convertible Subordinated Secured Note (the "Note"), dated September 30, 1993.

         B. The Company and the Holder executed that certain First Note Amendment, dated September 30, 1995.

         C. The Company and the Holder desire to amend the Note again in accordance with the terms and conditions set forth in this Amendment.

                                    AMENDMENT

         NOW, THEREFORE, in consideration of the foregoing recitals and the mutual obligations set forth in this Amendment, the Company and Holder hereby agree as follows:

         1. A new Section 4(i) shall be added to the Note to read as follows:

         "Notwithstanding anything in this Note to the contrary, upon the closing of the Company's initial public offering of Common Stock any accrued but unpaid interest on this Note and the unpaid principal balance of the Note shall be automatically converted into 19,444.4 shares of Common Stock (subject to adjustment as provided herein) for each $100,000 of principal amount of this Note."

         2. The parties hereto shall execute all further instruments and perform all acts (including surrendering the Note following the closing of the Company's initial public offering) which are or may become necessary to effectuate and carry out the matters contemplated by this Amendment.

         3. This Second Note Amendment may be executed in counterparts.

         IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the day and year first above written.

                                       "Holder"

                                       ------------------------------------
                                       CRAGAR INDUSTRIES, INC.

                                       By:_________________________________
                                       Its:________________________________